UCN Acquires MyACD Contact Handling Software

Salt Lake City, UT – October 4, 2004 – UCN, Inc. (OTCBB: UCNN), a provider of business telecommunications services and contact handling application services delivered over the UCN VoIP network, today announced the company has exercised its option to purchase MyACD, Inc., which is scheduled to close in the first week of January 2005. “This acquisition will mark our transition from a telephony company to a software and services company utilizing our VoIP network,” said Ted Stern, UCN Chairman.

The purchase, totaling approximately $6.8 million, effective January 5, 2005, will be paid in a combination of stock and cash over a 36 month period. Mike Shelton, founder and President of MyACD, will continue his relationship with UCN as Chief Technical Officer responsible for all UCN product strategy and development. “The combination of UCN and MyACD in January creates a unique opportunity both in terms of product and pricing. This is truly a case where the whole represents much greater value than the sum of the parts,” said Shelton. “

This acquisition”, said Paul Jarman, UCN President, “will mark the conclusion of a 15 month marketing and development agreement, during which we integrated the MyACD contact handling software into the UCN VoIP network. The integration and market acceptance of our combined technologies creates a new class of intelligence on the IP network . The new product, inContact™, is a highly customizable, set of contact handling network-services for managing voice, email, fax and chat communications, improving the productivity and quality of each contact experience.” For more information on UCN, visit www.ucn.net.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company’s behalf. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.

General Contact: Jan Johnson UCN, VP of Marketing 801-320-3263 jan.johnson@ucn.net	Investor Contact: Liolios Group Inc Scott Liolios or Ron Both 949-574-3860 scott@liolios.com